As filed with the Securities and Exchange Commission on April 8, 1999
                                                Registration No. 333-_________
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------

                                    Form S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                                 Cinergy Corp.
             (Exact name of registrant as specified in its charter)

     Delaware                          4931                     31-1385023
(State or other               (Primary Standard             (I.R.S. Employer
 jurisdiction of           Industrial Classification        Identification No.)
 incorporation                    Code Number)
 or organization)
                             139 East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 421-9500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                            Bradley C. Arnett, Esq.
                                 Senior Counsel
                                 Cinergy Corp.
                             221 East Fourth Street
                                   Suite 2500
                                  P.O. Box 960
                           Cincinnati, OH 45201-0960
                                 (513) 421-9500
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                            -----------------------

                                   Copies to:
                         Charles S. Whitman, III, Esq.
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000

                            -----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]



                                              CALCULATION OF REGISTRATION FEE
==========================================================================================================
Title of Each Class                                             Proposed Maximum
of Securities to be          Amount to be  Proposed Maximum    Aggregate Offering        Amount of
    Registered                Registered   Offering Price(1)        Price(1)         Registration Fee(2)
----------------------------------------------------------------------------------------------------------
6.53% Debentures due 2008... $200,000,000         100%            $200,000,000           $55,600
==========================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee.

(2) Calculated pursuant to Rule 457.

                            -----------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
===============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, dated            , 1999


Prospectus
                 , 1999

                                 Cinergy Corp.

                               Offer to Exchange
                     $200,000,000 6.53% Debentures due 2008
                      which have been registered under the
                       Securities Act of 1933, as amended
                                      for
                   All Outstanding 6.53% Debentures due 2008

                            -----------------------

     The Exchange Offer will expire at 5:00 P.M., New York City time, on       ,
1999, unless extended.

                            -----------------------

Terms of the Exchange Offer:

     o We will exchange all outstanding debentures that are validly tendered and not withdrawn prior to the expiration of the Exchange Offer.

     o You may withdraw tenders of outstanding debentures at any time prior to the expiration of the Exchange Offer.

     o The exchange of debentures will not be a taxable exchange for United States federal income tax purposes.

     o    We will not receive any proceeds from the Exchange Offer.

     o The terms of the debentures to be issued are substantially identical to the outstanding debentures, except for certain transfer restrictions, registration rights and related additional interest provisions relating to the outstanding debentures.

                            -----------------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document that we file at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. You may also read our filings at the regional offices of the Commission located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 or over the Internet at the Commission's home page at http://www.sec.gov.

     This prospectus constitutes part of a registration statement on Form S-4 filed with the Commission under the Securities Act of 1933 (the "Securities Act"). It omits some of the information contained in the registration statement, and reference is made to the registration statement for further information with respect to Cinergy Corp. and the New Debentures being offered. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission is not necessarily complete, and in each instance reference is made to the copy of the document filed.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Our Annual Report on Form 10-K for the year ended December 31, 1998, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), is incorporated into this prospectus by reference.

     We also incorporate by reference any filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this exchange offer. You may request a copy of these filings at no cost, by writing or telephoning the office of Mr. William L. Sheafer, Vice President and Treasurer, Cinergy Corp., 139 East Fourth Street, Cincinnati, Ohio 45202, telephone number
(513) 421-9500.

                                    SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. Unless the context indicates otherwise, the words "Cinergy", "the Company", "we", "our", "ours", and "us" refer to Cinergy Corp. and its subsidiaries and joint ventures (including unconsolidated entities).


                                  The Company

     We are a registered holding company under the Public Utility Holding Company Act of 1935 and the parent company of:

     o    The Cincinnati Gas & Electric Company ("CG&E");

     o    PSI Energy, Inc. ("PSI");

     o    Cinergy Services, Inc. ("Services");

     o    Cinergy Global Resources, Inc. ("Global Resources"); and

     o    Cinergy Investments, Inc. ("Investments").

     CG&E is an operating utility primarily engaged in providing electric and gas service in the southwestern portion of Ohio and, through its principal subsidiary, The Union Light, Heat and Power Company, in neighboring areas in Kentucky. PSI is an operating utility primarily engaged in providing electric service in north central, central and southern Indiana. Services provides management, financial, administrative, engineering, legal and other services to Cinergy and its subsidiaries. We conduct our international businesses through Global Resources and its subsidiaries, and our non-regulated business through Investments and its subsidiaries.

     Cinergy is a Delaware corporation that was created in October 1994 through the merger of CG&E and PSI Resources, Inc. Our principal executive offices are located at 139 East Fourth Street, Cincinnati, Ohio 45202; our telephone number is (513) 421-9500.

                               The Exchange Offer

Securities Offered................   We are offering up to $200,000,000
                                     aggregate principal amount of 6.53%
                                     Debentures due 2008, which have been
                                     registered under the Securities Act ("New
                                     Debentures").

The Exchange Offer................   We are offering to issue the New
                                     Debentures in exchange for a like
                                     principal amount of outstanding 6.53%
                                     Debentures due 2008, issued by Cinergy on December 16, 1998 ("Old Debentures"). We are offering to issue the New Debentures to satisfy our obligations contained in the registration rights agreement entered into when the Old Debentures were sold in transactions pursuant to Rule 144A under the Securities Act and therefore not registered with the Commission. For procedures for tendering, see "The
                                     Exchange Offer."

Tenders, Expiration Date,
Withdrawal........................   The Exchange Offer will expire at 5:00
                                     p.m. New York City time on , 1999, unless it is extended. If you decide to exchange your Old Debentures for New Debentures, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the New Debentures.
                                     If you decide to tender your Old
                                     Debentures pursuant to the Exchange Offer, you may withdraw them at any time prior to , 1999. If we decide for any reason not to accept any Old Debentures for exchange, your Old Debentures will be returned to you without expense promptly after the Exchange Offer expires.

Federal Income Tax Consequences...   Your exchange of Old Debentures for New
                                     Debentures pursuant to the Exchange Offer will not result in any income, gain or loss to you for Federal income tax purposes. See "Certain Federal Income Tax
                                     Considerations."

Use of Proceeds...................   We will not receive any proceeds from the
                                     issuance of the New Debentures pursuant to the Exchange Offer.

Exchange Agent..................     Fifth Third Bank is the exchange agent for
                                     the Exchange Offer.

     Consequences of Exchanging Debentures Pursuant to the Exchange Offer

     Based on interpretations by the Commission's staff in no-action letters issued to third parties, we believe that New Debentures issued in exchange for Old Debentures pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by you without registering the New Debentures under the Securities Act or delivering a prospectus:

     o so long as you are not one of our "affiliates", as defined in Rule 405 of the Securities Act;

     o so long as you acquire the New Debentures in the ordinary course of your business; and

     o unless you are a broker dealer, so long as you do not have any arrangement with any person to participate in the distribution of the New Debentures.

     Unless you are a broker-dealer, you must acknowledge that:

     o you are not engaged in, and do not intend to engage in, a distribution of the New Debentures; and

     o you have no arrangement or understanding to participate in a distribution of the New Debentures.

     If you are an affiliate of Cinergy, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of New Debentures acquired in the Exchange Offer, you should not rely on our interpretations of the position of the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer and receive New Debentures for your own account pursuant to the Exchange Offer:

     o you must acknowledge that you will deliver a prospectus in connection with any resale of such New Debentures; and

     o you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of New Debentures received in exchange for Old Debentures acquired by you as a result of market-making or other trading activities.

     For a period of 90 days after the expiration of the Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

     You may offer or sell the New Debentures in certain jurisdictions only if they have been registered or qualified for sale there, or an exemption from registration or qualification is available and is complied with. Subject to the limitations specified in the registration rights agreement, we will register or qualify the New Debentures for offer or sale under the securities laws of any jurisdictions that you reasonably request in writing. Unless you request that the sale of the New Debentures be registered or qualified in a jurisdiction, we currently do not intend to register or qualify the sale of the New Debentures in any jurisdiction. If you do not comply with the requirement described in this paragraph, you could incur liability under the Securities Act, and we will not indemnify you in such circumstances.

                               The New Debentures

     The terms of the New Debentures and the Old Debentures are identical in all material respects, except that the New Debentures have been registered under the Securities Act and certain transfer restrictions, registration rights and related additional interest provisions applicable to the Old Debentures do not apply to the New Debentures.

Issuer............................   Cinergy will issue the New Debentures
                                     pursuant to the Indenture dated as of
                                     December 16, 1998 between the Company and
                                     Fifth Third Bank, as trustee.

New Debentures....................   $200,000,000 aggregate principal amount of
                                     6.53% Debentures due 2008.

Ranking...........................   Cinergy is a holding company. As a
                                     consequence, the New Debentures offered
                                     hereby will be structurally subordinate to all secured and unsecured debt of our operating subsidiaries.

Maturity Date.....................   December 16, 2008.

Interest Payment Dates............   June 16 and December 16, commencing June
                                     16, 1999.

Sinking Fund......................   None.

Record Date.......................   The Business Day immediately preceding
                                     each Interest Payment Date.

Optional Redemption...............   We have the right to redeem the New
                                     Debentures, in whole or in part, from time to time and at any time, upon not less than 30 days' notice to the holders of the New Debentures, at a redemption price equal to the greater of:

                                     (A)  100% of the principal amount of the
                                          New Debentures to be redeemed; and

                                     (B)  the sum of the present values of the
                                          remaining scheduled payments of
                                          principal and interest on the New
                                          Debentures to be redeemed (exclusive
                                          of interest accrued to the date of
                                          redemption) discounted to the date of
                                          redemption on a semi-annual basis
                                          (assuming a 360-day year consisting
                                          of twelve 30-day months) at the
                                          treasury rate plus 25 basis points,
                                          plus accrued and unpaid interest on
                                          the principal amount being redeemed
                                          to the date of redemption.

Trustee............................  Fifth Third Bank.

Events of Default..................  Each of the following will constitute an event of default under the Indenture with respect to the New Debentures:

                                     o    failure to pay principal of or any
                                          premium on any New Debenture when
                                          due;

                                     o    failure to pay any interest on any
                                          New Debenture when due and
                                          continuance of such default for a
                                          period of 30 days;

                                     o    failure to perform any other covenant
                                          in the Indenture, continued for 90
                                          days after written notice has been
                                          given by the Trustee or the holders
                                          of at least 35% in principal amount
                                          of the New Debentures, as provided in
                                          the Indenture; and

                                     o    certain events of bankruptcy,
                                          insolvency or reorganization.

                                     See "Description of New Debentures--Events of Default."

Use of Proceeds....................  We will not receive any proceeds from the issuance of the New Debentures.

                    Selected Consolidated Income Information

     The following tables show selected financial information of Cinergy. This information is derived from our historical results. See "Available Information". All amounts are in thousands except per share amounts and the ratio of earnings to fixed charges.

                                                                              Year Ended December 31,
                                                                   -------------------------------------------
                                                                      1998(1)           1997           1996
                                                                   -------------     ----------     ----------
                                                                      (Thousands, except per share amounts)

Operating Revenues...........................................      $5,876,294        $4,387,101     $3,276,187
Operating Income.............................................      $  566,429           765,668        763,538
Preferred Dividend Requirement...............................      $    6,517            12,569         23,180
Net Income Before Extraordinary Item.........................      $  260,968           362,638        334,797
Extraordinary Item--Equity Share of Windfall
   Profits Tax (Less Applicable Income Taxes of $0)..........              --          (109,400)(2)         --
Net Income...................................................      $ 260,968          $ 253,238     $  334,797
Earnings Per Common Share
   Net Income Before Extraordinary Item......................      $    1.65          $    2.30     $     2.00
   Net Income................................................      $    1.65          $    1.61     $     2.00
Earnings Per Common Share--Assuming Dilution
   Net Income Before Extraordinary Item......................      $    1.65          $    2.28     $     1.99
   Net Income................................................      $    1.65          $    1.59     $     1.99

---------
Notes:

(1) The period reflects charges against income relating to (a) a one-time charge of $80 million (before taxes) reflecting the implementation of a 1989 settlement of a dispute with the Wabash Valley Power Association, Inc. that resulted from the cancellation of the Marble Hill nuclear power station in 1984 and (b) the recording of $135 million (before taxes) of unrealized losses related to energy marketing and trading operations. For additional information, reference is made to our Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference.

(2) Represents a one-time charge for the windfall profits tax levied against our United Kingdom subsidiary, Midlands Electricity plc. For additional information, reference is made to our Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference.

                          Consolidated Capitalization


                                                       Outstanding December 31, 1998   Outstanding December 31, 1997
                                                       -----------------------------   -----------------------------
                                                                           % of                           % of
                                                          Amount      Capitalization      Amount      Capitalization
                                                       ------------   --------------   ------------   --------------
                                                       (Thousands)                     (Thousands)
Long-term debt..........................................$2,604,467         49.7%        $2,150,902         44.2%
Cumulative preferred stock
   Not subject to mandatory redemption..................    92,640          1.8            177,989          3.6
Common Stock equity..................................... 2,541,231         48.5          2,539,200         52.2
                                                        ----------        -----         ----------        -----
      Total Capitalization..............................$5,238,338        100.0%        $4,868,091        100.0%
                                                        ==========        =====         ==========        =====


                       Ratio of Earnings to Fixed Charges

     Set forth below is the ratio of earnings to fixed charges for each year of the five year period ended December 31, 1998.

                           Year Ended December 31,
                --------------------------------------------
                1998      1997      1996      1995      1994
                ----      ----      ----      ----      ----
                2.47      3.33      3.41      3.42      2.47


     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations plus fixed charges. Fixed charges consist of:

     o  interest expense;

     o amortized premiums, discounts and capitalized expenses related to indebtedness; and

     o  an estimate of the interest within rental expense.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the New Debentures offered under this prospectus. New Debentures will be exchanged for Old Debentures as described in this prospectus on our receipt of Old Debentures in like principal amount. The Old Debentures surrendered in exchange for the New Debentures will be retired and canceled. Accordingly, the issuance of the New Debentures will not result in any change in our indebtedness.

     The net proceeds to us from the sale of the Old Debentures was approximately $198 million (after deduction of underwriting discounts and commissions and other expenses of the offering). Such net proceeds were used to repay a portion of outstanding short-term indebtedness incurred primarily to acquire our investment in Midlands Electricity plc, a United Kingdom regional electric company.

                         DESCRIPTION OF NEW DEBENTURES

General

     The Old Debentures were, and the New Debentures will be, issued under an indenture dated as of December 16, 1998 (the "Indenture) between Cinergy and Fifth Third Bank, as trustee (the "Trustee"). Because this is a summary it does not contain all the information that may be important to you. You should read the entire Indenture, including the definitions therein of certain terms used below. We have filed a copy of the Indenture as an exhibit to the registration statement which includes this prospectus.

     The terms of the New Debentures are identical in all material respects to the terms of the Old Debentures, except for the removal of certain transfer restrictions, registration rights and related additional interest provisions applicable to the Old Debentures.

     The New Debentures will be general unsecured obligations of Cinergy and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Indenture permits us to incur additional indebtedness in the future.

Structural Subordination

     Cinergy is a holding company. As a consequence, the New Debentures will be structurally subordinate to all secured and unsecured debt of our operating subsidiaries.

Principal Amount, Interest and Maturity

     o We will issue New Debentures with an aggregate principal amount of up to $200,000,000.

     o The New Debentures will mature on December 16, 2008, and will bear interest at a rate per annum of 6.53%, computed on the basis of a 360-day year of twelve 30-day months.

     o We will pay interest on the New Debentures semi-annually on June 16 and December 16 in each year, beginning June 16, 1999, to registered holders of record on the Business Day immediately preceding such Interest Payment Date. A "Business Day" means any day other than a day on which banking institutions in the City of New York or the City of Cincinnati are authorized or obligated to close.

     o Principal of, premium, if any, and interest on the New Debentures will be payable and the New Debentures will be transferable at the corporate trust office of the Trustee in the City of Cincinnati, located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, provided that payment of interest may be made at our option by checks mailed to the registered holders of the New Debentures.

     o We will issue the New Debentures in denominations of $100,000 and any integral multiple of $1,000 above that amount.

Optional Redemption

     The New Debentures will be redeemable, in whole or from time to time in part, at our option on any date (each, a "Redemption Date") at a redemption price equal to the greater of:

     (A) 100% of the principal amount of the New Debentures to be redeemed; and

     (B) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the Redemption
Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points,

     plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such Redemption Date.

     Notwithstanding the paragraph above, installments of interest on the New Debentures that are due and payable on an Interest Payment Date falling on or prior to the relevant Redemption Date will be payable to the Holders of such New Debentures registered as such at the close of business on the relevant Regular Record Date according to their terms and the provisions of the Indenture.

     "Treasury Rate" means, with respect to any Redemption Date for the New
Debentures:

     o the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities" for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Final Maturity Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month); or

     o if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

     The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date. As used in the immediately preceding sentence and in the definition of "Reference Treasury Dealer Quotations" below, the term "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the New Debentures to be redeemed that would be utilized, at the time of election, and in accordance with customary financial practice, in pricing new issues of corporate securities of comparable maturity to the remaining term of the New Debentures.

     "Independent Investment Banker" means an independent investment banking institution of national standing appointed by the Trustee after consultation with us.

     "Comparable Treasury Price" means, with respect to any Redemption Date for the New Debentures:

     o the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations; or

     o if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"). If such Primary Treasury Dealer should cease to be a Treasury Dealer, the Trustee in consultation with us shall substitute another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. New York City time, on the third Business Day preceding such Redemption Date.

     "Final Maturity Date" means December 16, 2008.

     We will mail notice of any redemption at least 30 days but not more than 60 days before the relevant Redemption Date to each holder of New Debentures to be redeemed. If less than all the New Debentures are to be redeemed at our option, the Trustee will select, in such manner as it deems fair and appropriate, the New Debentures to be redeemed.

     Unless we default in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the New Debentures or portions thereof called for redemption.

Mandatory Redemption

     We are not required to make mandatory redemption of, or sinking fund payments with respect to, the New Debentures.

Consolidation, Merger, and Sale of Assets

     The Indenture does not contain any covenant that restricts our ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of our assets or property to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor entity assumes due and punctual payment of principal or premium, if any, and interest on the New Debentures.

Limitation on Liens

     Nothing contained in the Indenture in any way restricts or prevents us or any of our subsidiaries or joint ventures from incurring any indebtedness: provided, that we may not issue, assume or guarantee any Debt (as defined below) secured by a Lien (as defined below) upon any of our property or assets (other than cash) without effectively providing that the outstanding New Debentures (together with any other indebtedness or obligation then existing or thereafter created ranking equally with the New Debentures) are secured equally and ratably with (or prior to) such Debt so long as such Debt is so secured. This restriction on Liens will not, however, apply to the following:

     o    Liens in existence on the date of original issuance of the New
          Debentures;

     o any Lien created or arising over any property which we acquire, construct or create, but only if:

          - such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) of Debt incurred for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof;

          - such Lien is created or arises on or before 90 days after the completion of such acquisition, construction or creation; and

          - such Lien is confined solely to the property so acquired, constructed or created;

     o any Lien to secure Debt incurred by us in connection with a specifically identifiable project where the Lien relates and is confined to a property or properties (including, without limitation, shares or other rights of ownership in the entity(ies) which own such property or project) involved in such project and acquired by us after the date of original issuance of the New Debentures and the recourse of the creditors in respect of such Debt is limited to any or all of such project and property (including shares or other rights of ownership);

     o any Lien securing amounts not more than 90 days overdue or otherwise being contested in good faith;

     o rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for our benefit or in connection with the issuance of letters of credit for our benefit;

     o any Lien securing Debt incurred by us in connection with the financing of accounts receivable;

     o any Lien incurred or deposits made in the ordinary course of business, including, but not limited to:

          - any mechanics', materialmen's, carriers', workmen's, vendors' or other like Liens; and

          - any Liens securing amounts in connection with workers' compensation, unemployment insurance and other types of social security;

     o any Lien upon specific items of our inventory or other goods and proceeds securing our obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

     o any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds and other obligations of like nature incurred in the ordinary course of business;

     o any Lien constituted by a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of the hedging or management of risks under transactions involving any currency or interest rate swap, cap or collar arrangements, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind;

     o any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business;

     o any Lien securing reimbursement obligations under letters of credit, guarantees and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business;

     o    Liens on any property or assets:

          - acquired from a corporation which is merged with or into Cinergy and is not created in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation); or

          - existing at the time of acquisition of such property or assets by us and which is not created in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets);

     o Liens required by any contract or statute in order to permit us to perform any contract or subcontract made with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments by us to such governmental unit pursuant to the provisions of any contract or statute;

     o    any Lien securing:

          - industrial revenue, development or similar bonds issued by or for our benefit, provided that such industrial revenue, development or similar bonds are nonrecourse to Cinergy; or

          - taxes or assessments or other applicable governmental charges or levies;

     o    any Lien which arises:

          - pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of such Lien arising pursuant to such legal process is effectively stayed and the claims secured thereby are being contested in good faith and, if appropriate, by appropriate legal proceedings, or any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs or expenses; or

          - by operation of law or by order of a court or tribunal or any lien which arises by an agreement of similar effect, including, without limitation, judgement liens; or

     o any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the above clauses, for amounts not exceeding the principal amount of the Debt secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets).

     "Consolidated Net Tangible Assets" is defined in the Indenture as the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing, on our most recent consolidated balance sheet as of the date of determination, net of applicable reserves and deductions but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of our consolidated current liabilities appearing on such balance sheet.

     "Debt" is defined in the Indenture as all of our obligations evidenced by bonds, debentures, notes or similar evidences of indebtedness in each case for money borrowed.

     "Lien" is defined in the Indenture as any mortgage, lien, pledge, security interest or other encumbrance; provided, however, that the term "Lien" shall not mean any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, leases, subleases, licenses, sublicenses, restrictions on the use of property or defects in the title thereto.

Limitation on Sale and Lease-Back Transactions

     The Indenture provides that, so long as any of the New Debentures remain outstanding, we will not enter into any arrangement with any person providing for the leasing by us of any assets which have been or are to be sold or transferred by us to such person (a "Sale and Lease-Back Transaction") unless:

     o such transaction involves a lease for a temporary period not to exceed three years;

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


     o    such transaction is with an affiliate of ours;

     o we would be entitled to incur Debt secured by a Lien on the assets or property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the New Debentures, as described under "--Limitation on Liens" above, other than as described with respect to extensions, renewals and replacements of any Liens;

     o such transaction is entered into within 90 days after our initial acquisition of the assets or property subject to such transaction; or

     o within the 12 months preceding the sale or transfer or the 12 months following the sale or transfer, regardless of when such sale or transfer may have been made, we apply in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value of the assets so leased at the time of entering into such arrangement (as determined by our Board of Directors):

          - to the retirement of Debt, incurred or assumed by us which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring, assuming or guaranteeing such Debt; or

          -     to investment in any of our assets.

     Notwithstanding the restrictions in the Indenture on Liens and Sale and Lease-Back Transactions, we may, in addition to amounts permitted under such restrictions, create Indebtedness (as defined in the Indenture) secured by Liens, or enter into Sale and Lease-Back Transactions; provided that, after giving effect thereto, the aggregate outstanding amount of all such Indebtedness secured by Liens plus Attributable Debt resulting from such Sale and Lease-Back Transactions does not exceed 10% of Consolidated Net Tangible Assets.

     "Attributable Debt" is defined in the Indenture as, with respect to any particular Sale and Lease-Back Transaction, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction determined in accordance with generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

Events of Default

     Each of the following will constitute an Event of Default under the Indenture with respect to the New Debentures:

     o failure to pay principal of or any premium on any New Debenture when due;

     o failure to pay any interest on the New Debentures when due and continuance of such default for a period of 30 days;

     o failure to perform any other covenant in the Indenture, continued for 90 days after written notice has been given by the Trustee or the Holders of at least 35% in principal amount of the Outstanding New Debentures as provided in the Indenture; and

     o certain events of bankruptcy, insolvency or reorganization involving Cinergy.

     If an Event of Default (other than a bankruptcy, insolvency or reorganization Event of Default) with respect to the New Debentures at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 35% in aggregate principal amount of the Outstanding New Debentures by notice as provided in the Indenture may declare the principal amount of the New Debentures to be due and payable immediately. If a bankruptcy, insolvency or reorganization Event of Default with respect to the New Debentures at the time Outstanding occurs, the principal amount of all the New Debentures will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such declaration of acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding New Debentures may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver."

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the-request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonably satisfactory indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding New Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the New Debentures.

     No Holder of a New Debenture will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

     o such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the New Debentures;

     o the Holders of at least 35% in aggregate principal amount of the Outstanding New Debentures have made written request, and such Holder or Holders have offered reasonably satisfactory indemnity, to the Trustee to institute such proceeding as trustee; and

     o the Trustee has failed to institute such proceedings, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding New Debentures a direction inconsistent with such request, within 60 days after such notice, request and offer.

      However, such limitations do not apply to a suit instituted by a Holder of a New Debenture for the enforcement of payment of the principal of or any premium or interest on such New Debenture on or after the applicable due date specified in such New Debenture.

     We are required to furnish to the Trustee annually a statement by certain of our officers as to whether or not we are, to our knowledge, in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.

Modification and Waiver

     The Indenture may be modified and amended at any time or from time to time without the consent of any Holders by supplemental indentures (in form satisfactory to the Trustee) entered into by us (when authorized by a Board Resolution) and the Trustee, for any of the following purposes:

     o to evidence the succession of another entity to us and the assumption by any such successor of our covenants in the Indenture and in the New Debentures;

     o to add to our covenants for the benefit of the Holders or to surrender any right or power in the Indenture conferred upon us;

     o to add any additional Events of Default for the benefit of the Holders; or

      o to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture which are not inconsistent with the provisions of the Indenture, provided that such action pursuant to this clause must not adversely affect the interests of the Holders in any material respect.

     The Trustee is authorized to join with us in the execution of any such supplemental indenture, and to make any further appropriate agreements and stipulations which may be therein contained.

     With the written consent of the Holders of not less than a majority in principal amount of the Outstanding New Debentures, delivered to us and the Trustee, we, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture; provided, however, that no such supplemental indenture may, without the consent of the Holder of each Outstanding New Debenture affected thereby:

     o change the maturity date of the principal of, or any installment of interest on, any New Debenture, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any New Debenture or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity date thereof (or, in the case of redemption, on or after the date of redemption);

     o reduce the percentage in principal amount of the Outstanding New Debentures, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults hereunder and their consequences) provided for in the Indenture; or

     o    modify certain other provisions specified in the Indenture.

     It is not necessary for any written consent of Holders to approve the particular form of any proposed supplemental indenture, but it is sufficient if the written consent approves the substance thereof.

Defeasance and Covenant Defeasance

     The Indenture provides that we may elect, at our option at any time, to have the provisions of Section 1102, relating to defeasance and discharge of indebtedness, or Section 1103, relating to defeasance of certain restrictive covenants in the Indenture, applied to the New Debentures.

     Defeasance and Discharge. The Indenture provides that, if we exercise our option to have Section 1102 applied to any New Debentures, we will be discharged from all of our obligations with respect to such New Debentures upon the deposit in trust for the benefit of the Holders of such New Debentures of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such New Debentures on the respective Stated Maturities in accordance with the terms of the Indenture and such New Debentures.

     Notwithstanding the foregoing, under the Indenture, we will not be discharged from certain obligations to:

     o    exchange or register the transfer of New Debentures;

     o    replace stolen, lost or mutilated New Debentures;

     o    maintain paying agencies; and

     o    hold moneys for payment in trust.

     Such defeasance or discharge may occur only if, among other things, we have delivered to the Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such New Debentures will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

     Defeasance of Certain Covenants. The Indenture provides that, if we exercise our option to have Section 1103 applied to any New Debentures, we may omit to comply with certain restrictive covenants and the occurrence of certain Events of Default, which are described above (with respect to such restrictive covenants) under "Events of Default", will be deemed not to be or result in an Event of Default, in each case with respect to such New Debentures. In order to exercise such option, we will be required to:

     o deposit, in trust for the benefit of the Holders of such New Debentures, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such New Debentures on the respective Stated Maturities in accordance with the terms of the Indenture and such New Debentures; and

     o among other things, deliver to the Trustee an Opinion of Counsel to the effect that Holders of such New Debentures will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur.

      In the event we exercise this option with respect to any New Debentures and such New Debentures are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such New Debentures at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such New Debentures upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

Transfer and Exchange

     At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Debentures, New Debentures will be exchangeable for other Debentures, of any authorized denomination and of like tenor and aggregate principal amount. A Holder may transfer or exchange Debentures in accordance with the Indenture.

     Subject to the terms of the Indenture and the limitations applicable to Global Debentures, New Debentures may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the security registrar (the "Security Registrar" or "Registrar") or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of New Debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We have appointed the Trustee as Security Registrar. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the New Debentures.

     The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes and fees required by law or permitted by the

Indenture. We are not required to transfer or exchange any New Debenture selected for redemption. Also, we are not required to transfer or exchange any New Debenture for a period of 15 days before a selection of New Debentures to be redeemed.

Book-Entry, Delivery and Form

     The certificates representing the New Debentures will be issued in fully registered form, without coupons. Except as described below, the New Debentures will be deposited with, or on behalf of, the Depository Trust Company, New York, New York ("DTC"), and registered in the name of DTC's nominee, in the form of a global debenture (the "Global New Debenture").

     We expect that pursuant to procedures established by DTC:

     o upon deposit of the Global New Debenture, DTC or its custodian will credit on its internal system interests in the Global New Debentures to the accounts of persons who have accounts with DTC
          ("Participants"); and

     o ownership of the Global New Debenture will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Global New Debenture will be limited to Participants or persons who hold interests through Participants.

     So long as DTC or its nominee is the registered owner or holder of the New Debentures, DTC or such nominee will be considered the sole owner or holder of the New Debentures represented by the Global New Debenture for all purposes under the Indenture. No beneficial owner of an interest in the Global New Debenture will be able to transfer such interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the New Debentures.

     Payments of the principal of or premium and interest on the Global New Debenture will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Cinergy, the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global New Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of the principal of or premium and interest on the Global New Debenture, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global New Debenture as shown on the records of DTC or its nominee. We also expect that payments by Participants to owners of beneficial interests in the Global New Debenture held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated New Debenture for any reason, including to sell New Debentures to persons in states which require physical delivery of the New Debentures or to pledge such securities, such holder must transfer its interest in the Global New Debenture in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised us that:

     o it will take any action permitted to be taken by a holder of New Debentures (including the presentation of New Debentures for exchange as described below) only at the direction of one or more Participants to whose

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


          account at DTC interests in the Global New Debenture are credited and only in respect of such portion of the aggregate principal amount of New Debentures as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global New Debenture for certificated New Debentures, which it will distribute to its Participants;

     o it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
          Section 17A of the Exchange Act; and

     o it was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the Global New Debentures among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Cinergy nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Transfers of Interests in Global New Debentures for Certificated New Debentures

     An entire Global New Debenture may be exchanged for definitive Debentures in registered, certificated form without interest coupons ("Certificated New Debentures") if:

     o    DTC:

          - notifies us that it is unwilling or unable to continue as depositary for the Global New Debentures and we thereupon fail to appoint a successor depositary within 90 days; or

          -    has ceased to be a clearing agency registered under the Exchange
               Act;

     o we notify the Trustee in writing that we elect to cause the issuance of Certificated New Debentures; or

     o there shall have occurred and be continuing a Default or an Event of Default with respect to the New Debentures.

      In any such case, we will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global New Debenture, Certificated New Debentures will be issued to each person that such Direct and Indirect Participants and DTC identify as being the beneficial owner of the related New Debentures.

     Beneficial interests in Global New Debentures held by any Direct or Indirect Participant may be exchanged for Certificated New Debentures (for itself or on behalf of an Indirect Participant), but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with customary DTC procedures. Certificated New Debentures delivered in exchange for any beneficial interest in any Global New Debenture will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

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


     Neither Cinergy nor the Trustee will be liable for any delay by the holder of the Global New Debentures or DTC in identifying the beneficial owners of New Debentures, and Cinergy and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global New Debenture or DTC for all purposes.

Payment and Paying Agent

     Principal of and any premium and interest on the New Debentures will be payable at the office of the Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. The corporate trust office of the Trustee in the City of Cincinnati will be designated as our sole Paying Agent for payments with respect to the New Debentures. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each place of payment for the New Debentures.

     All moneys paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any New Debenture which remains unclaimed at the end of 18 months after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such New Debenture thereafter may look only to us for payment thereof.

Title

     Cinergy, the Trustee, and any agent of Cinergy or the Trustee may treat the Person in whose name a New Debenture is registered as the absolute owner thereof (whether or not such New Debenture may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

     The Indenture and the New Debentures will be governed by, and construed in accordance with, the law of the State of New York.

                               THE EXCHANGE OFFER

     Pursuant to a Registration Rights Agreement among Cinergy and the Initial Purchasers (the "Registration Rights Agreement"), we agreed to use our reasonable best efforts to cause to become effective a registration statement (the "Exchange Offer Registration Statement") with respect to an issue of debt securities identical in all material respects to the Old Debentures and, upon becoming effective, to offer the holders of the Old Debentures the opportunity to exchange their Old Debentures for New Debentures. The Registration Rights Agreement also provides that in the event that due to a change in current interpretations by the Commission, we are not permitted to effect such Exchange Offer, we will instead file a registration statement covering resales by the holders of Old Debentures (a "Shelf Registration Statement") and will use our reasonable best efforts to cause such Shelf Registration Statement to become effective and to keep such Shelf Registration Statement effective for two years from the date on which we delivered the Old Debentures to the Initial Purchasers (the "Closing Date").

     Under the Registration Rights Agreement, we agreed to use our reasonable best efforts to:

     o file the Exchange Offer Registration Statement or a Shelf Registration Statement with the Commission;

     o have such Exchange Offer Registration Statement or Shelf Registration Statement declared effective by the Commission within 180 days after the Closing Date; and

     o commence the Exchange Offer and issue the New Debentures in exchange for all Old Debentures validly tendered in accordance with the terms of the Exchange Offer prior to the close of the Exchange Offer, or, in the alternative, cause such Shelf Registration Statement to remain effective for two years from the Closing Date.

     If we fail to comply with the above provisions, the Registration Rights Agreement provides that additional interest ("Additional Interest") shall be assessed as follows:

     o if an Exchange Offer Registration Statement or Shelf Registration Statement is not declared effective within 180 days following the Closing Date, then commencing on the 181st day after the Closing Date, Additional Interest shall be accrued on the Old Debentures over and above the accrued interest at a rate of .25% per annum; or

     o Additional Interest shall be accrued on the Old Debentures over and above the accrued interest at a rate of .25% per annum (immediately following the relevant event) if either:

          - we have not exchanged New Debentures for all Old Debentures validly tendered in accordance with the terms of the Exchange Offer on or prior to 35 days after the date on which the Exchange Offer Registration Statement was declared effective; or

          - if applicable, the Shelf Registration Statement has been declared effective but such Shelf Registration Statement ceases to be effective at any time prior to two years from the Closing Date.

     However, the Additional Interest rate on the Old Debentures may not exceed .25% per annum. Additional Interest on the Old Debentures will cease to accrue:

     o upon the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement; or

     o upon the exchange of New Debentures for all Old Debentures tendered or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective prior to two years from the Closing Date.

     Any amounts of Additional Interest will be payable in cash, on the same original payment dates of the Old Debentures. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Old Debentures, multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

     Old Debentures not tendered in the Exchange Offer will bear interest at the same rates as in effect at the time of issuance of the Old Debentures.

Terms of the Exchange Offer; Period for Tendering Old Debentures

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (the "Letter of Transmittal"), we will:

     o accept for exchange Old Debentures which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below; and

     o keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Debentures.

     As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on , 1999; provided, however, that if we, in our sole discretion, have extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

     As of the date of this prospectus, $200,000,000 in aggregate principal amount of the Old Debentures were outstanding. The Exchange Offer is not conditioned upon any minimum principal amount of Old Debentures being tendered. This prospectus, together with the Letter of Transmittal, is first being sent on or about the date set forth on the cover page to all Holders of Old Debentures at the addresses set forth in the security register with respect to Old Debentures maintained by the Trustee.

     We expressly reserve the right:

     o at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance of any Old Debentures; and

     o to amend or terminate the Exchange Offer, and not to accept for exchange any Old Debentures not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "Certain Conditions to the Exchange Offer."

     We will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Debentures as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     Holders of Old Debentures do not have appraisal or dissenters' rights in connection with the Exchange Offer. Old Debentures which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

Procedures for Tendering Old Debentures

     The tender to us of Old Debentures by a Holder thereof as set forth below and the acceptance thereof by us will constitute a binding agreement between the tendering Holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Debentures for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to Fifth Third Bank (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition:

     o certificates for such Old Debentures must be received by the Exchange Agent along with the Letter of Transmittal;

     o a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Debentures, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date; or

     o the Holder must comply with the guaranteed delivery procedures described below.

     The method of delivery of Old Debentures, Letters of Transmittal and all other required documents is at the election and risk of the Holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Letters of Transmittal or Old Debentures should be sent to Cinergy.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Debentures surrendered for exchange pursuant thereto are tendered:

     o by a registered Holder of the Old Debentures who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or

     o    for the account of an Eligible Institution (as defined below).

In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Debentures are registered in the name of a person other than the person signing the Letter of Transmittal, the Old Debentures surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Debentures tendered for exchange will be determined by Cinergy in its sole discretion, which determination will be final and binding. We reserve the absolute right:

     o to reject any and all tenders of any particular Old Debentures not properly tendered or to not accept any particular Old Debentures which acceptance might, in our judgment or the judgment of our counsel, be unlawful; and

     o to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Debentures either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Debentures in the Exchange Offer).

     Unless waived, any defects or irregularities in connection with the tender of Old Debentures for exchange must be cured within such reasonable period of time as we determine. Neither Cinergy, the Exchange Agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Old Debentures for exchange, nor will any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Debentures, such Old Debentures must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Debentures.

     If the Letter of Transmittal or any Old Debentures or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by Cinergy, proper evidence satisfactory to Cinergy of its authority to so act must be submitted.

     By executing, or otherwise becoming bound by a Letter of Transmittal, each holder of the Old Debentures (other than certain specified holders) will represent that:

     o    it is not our affiliate;

     o any New Debentures to be received by it were acquired in the ordinary course of business; and

     o it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Debentures.

If the tendering Holder is a broker-dealer that will receive New Debentures for its own account in exchange for Old Debentures that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. See "--Resales of the New Debentures."

Acceptance of Old Debentures for Exchange; Delivery of New Debentures

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the Expiration Date, all Old Debentures properly tendered and will issue the New Debentures promptly after acceptance of the Old Debentures. See "Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Old Debentures for exchange when, as and if we have given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of New Debentures for Old Debentures that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Debentures or a timely Book-Entry Confirmation of such Old Debentures into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Debentures are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if certificates representing Old Debentures are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Debentures will be returned without expense to the tendering Holder thereof (or, in the case of Old Debentures tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, such non- exchanged Old Debentures will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the Exchange Offer.

Book-Entry Transfer

     The Exchange Agent will make a request to establish an account with respect to the Old Debentures at DTC for purposes of the Exchange Offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Debentures by causing DTC to transfer such Old Debentures into the Exchange Agent's account in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the Old Debentures so tendered will only be made after timely confirmation of such book-entry transfer of Old Debentures into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering Old Debentures that are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that we may enforce such agreement against such Participant. Although delivery of Old Debentures may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "--Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

Guaranteed Delivery Procedures

     If a registered Holder of the Old Debentures desires to tender such Old Debentures and the Old Debentures are not immediately available, or time will not permit such Holder's Old Debentures or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     o    the tender is made through an Eligible Institution;

     o prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Debentures and the amount of Old Debentures tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered Old Debentures, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     o the certificates for all physically tendered Old Debentures, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

     Tenders of Old Debentures may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify:

     o the name of the person having tendered the Old Debentures to be withdrawn;

     o the Old Debentures to be withdrawn (including the principal amount of such Old Debentures); and

     o (where certificates for Old Debentures have been transmitted) the name in which such Old Debentures are registered, if different from that of the withdrawing Holder.

     If certificates for Old Debentures have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Debentures have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Debentures and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, and our determination will be final and binding on all parties. Any Old Debentures so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Debentures which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Debentures tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such Old Debentures will be credited to an account maintained with DTC for the Old Debentures) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Debentures may be re-entered by following one of the procedures described under "Procedures for Tendering Old Debentures" above at any time on or prior to the Expiration Date.

Certain Conditions to the Exchange Offer

     Notwithstanding any other provisions of the Exchange Offer, we are not required to accept for exchange, or to issue New Debentures in exchange for, any Old Debentures and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Debentures for exchange or the exchange of the New Debentures for such Old Debentures, such acceptance or issuance would violate applicable law or any interpretation of the Commission's staff.

     The condition in the paragraph immediately above is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition. Our failure at any time to exercise the foregoing rights is not to be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any Old Debentures tendered, and no New Debentures will be issued in exchange for any such Old Debentures, if at such time any stop order is threatened or in effect with respect to the Registration Statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

     Fifth Third Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

                                  Deliver To:

                        Fifth Third Bank, Exchange Agent

                              By Mail or By Hand:

                               Fifth Third Center
                               38 Fountain Square
                             Cincinnati, Ohio 45263
                     Attention: Corporate Trust Department

                                 By Facsimile:
                                 (513) 744-6785

                             Confirm by Telephone:
                                 (513) 579-5300

     Delivery to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery.

Fees and Expenses

     The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any such officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer. However, we will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by us and are estimated in the aggregate to be $75,000.

Transfer Taxes

     Holders who tender their Old Debentures for exchange will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct us to register New Debentures in the name of, or request that Old Debentures not tendered or not accepted in the Exchange Offer to be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Debentures

     Under existing interpretations of the Commission's staff contained in several no-action letters to third parties, the New Debentures would be freely transferable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Debentures who is an "affiliate" of Cinergy or who intends to participate in the Exchange Offer for the purpose of distributing the New Debentures:

     o will not be able to rely on the interpretation of the Commission's staff;

     o    will not be able to tender its Old Debentures in the Exchange Offer;
          and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the debentures unless such sale or transfer is made pursuant to an exemption from such requirements.

     By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the Old Debentures (other than certain specified holders) will represent that:

     o    it is not our "affiliate";

     o any New Debentures to be received by it were acquired in the ordinary course of its business; and

     o it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Debentures.

In addition, in connection with any resales of New Debentures, any participating broker-dealer who acquired debentures for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the New Debentures (other than a resale of an unsold allotment from the original sale of the Old Debentures) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of such New Debentures.

          CERTAIN UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of Old Debentures for New Debentures pursuant to the Exchange Offer will not result in any United States federal income tax consequences to Holders. When a Holder exchanges an Old Debenture for a New Debenture pursuant to the Exchange Offer, the Holder will have the same adjusted basis and holding period in the New Debenture as in the Old Debenture immediately before the exchange.


                              PLAN OF DISTRIBUTION

     Each participating broker-dealer pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of New Debentures. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale and participating broker-dealers shall be authorized to deliver this prospectus for a period not exceeding 90 days after the Expiration Date.

     We will not receive any proceeds from any sales of the New Debentures by participating broker-dealers. New Debentures received by participating broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer that resells the New Debentures that were received by it for its own account pursuant to the Exchange Offer. Any broker or dealer that participates in a distribution of such New Debentures may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Debentures and any omissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the Letter of Transmittal. See "The Exchange Offer."


                                 LEGAL MATTERS

     The validity of the debentures in respect of which this prospectus is being delivered will be passed on for Cinergy by Taft, Stettinius & Hollister LLP.


                                    EXPERTS

     The consolidated financial statements and schedule, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing. Reference is made to said report, which includes an explanatory paragraph with respect to the change in method of accounting for energy trading and risk management activities effective December 31, 1998, as discussed in Note 1 to the consolidated financial statements.

===============================================================================
     You should rely only on the information
contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.
We are not making an offer of these securities in any state where the offer is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.


               -----------------------


                  TABLE OF CONTENTS

                                                 Page
                                                 ----
Available Information...............................2
Incorporation of Certain Documents
   by Reference.....................................2
Prospectus Summary..................................3
Use of Proceeds....................................10
Description of New Debentures......................11
The Exchange Offer.................................22
Certain United States Tax Consequences of the
   Exchange Offer..................................30
Plan of Distribution...............................30
Legal Matters......................................30
Experts............................................30







===============================================================================




                                 Cinergy Corp.





                                  ----------
                                  Prospectus
                                  ----------





                                 March o, 1999




===============================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     As a Delaware corporation subject to the Delaware General Corporation Law ("DGCL"), the Registrant is empowered by Section 145 of such law to indemnify officers and directors against certain expenses, liabilities and payments, as therein provided. Article VI of the Registrant's By-Laws provides that the Registrant shall indemnify specified persons, including its officers and directors against liabilities under certain circumstances. Also, Article VI provides that the Registrant may purchase and maintain insurance on behalf of or for any director, officer, employee or agent for protection against certain liabilities or claims asserted against such persons. In addition, Article Sixth of the Registrant's Certificate of Incorporation provides limits to the personal liability of its directors for breach of fiduciary duties to the fullest extent permitted by the DGCL.

     The Registrant maintains an insurance policy covering its directors and officers against certain civil liabilities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.  Exhibits and Financial Statement Schedules

     (a)   Exhibits (see index to exhibits at E-1).

Item 22.  Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio on the 8th day of April, 1999.

                                         CINERGY CORP.


                                         By: *James E. Rogers
                                            -----------------------------------
                                            James E. Rogers,
                                            Vice Chairman, President and
                                              Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.


          Signature                             Title                  Date
          ---------                             -----                  ----
(i) Principal executive officer:


         *James E. Rogers          Vice Chairman, President and      April 8, 1999
--------------------------------     Chief Executive Officer
          James E. Rogers


(ii) Principal financial officer:

     /s/ Madeleine W. Ludlow       Vice President and                April 8, 1999
--------------------------------     Chief Financial Officer
        Madeleine W. Ludlow


(iii) Principal accounting officer:

     /s/ Bernard F. Roberts        Vice President and                April 8, 1999
--------------------------------     Comptroller
        Bernard F. Roberts


(iv) Directors

*Neil A. Armstrong                              Director             April 8, 1999

*James K. Baker                                 Director             April 8, 1999

*Michael G. Browning                            Director             April 8, 1999

*Phillip R. Cox                                 Director             April 8, 1999

*Kenneth M. Duberstein                          Director             April 8, 1999

*Cheryl M. Foley                                Director             April 8, 1999

*John A. Hillenbrand II                         Director             April 8, 1999

                                      II-3



          Signature                             Title                  Date
          ---------                             -----                  ----
*George C. Juilfs                              Director              April 8, 1999

*Melvin Perelman                               Director              April 8, 1999

*Thomas E. Petry                               Director              April 8, 1999

*Jackson H. Randolph                           Director              April 8, 1999

*James E. Rogers                               Director              April 8, 1999

*John J. Schiff, Jr.                           Director              April 8, 1999

*Philip R. Sharp                               Director              April 8, 1999

*Van P. Smith                                  Director              April 8, 1999

*Dudley S. Taft                                Director              April 8, 1999

*Oliver W. Waddell                             Director              April 8, 1999


*By: /s/ William L. Sheafer
     ------------------------------------
     William L. Sheafer, Attorney-in-fact

                                      II-4

                                 EXHIBIT INDEX



Exhibit No.                                       Document
-----------                                       --------

   1.1 Registration Rights Agreement dated as of December 16, 1998 among Cinergy and Morgan Stanley & Co. Incorporated, ABN AMRO Incorporated and Chase Securities Inc., as initial purchasers.

*3.1.1         Certificate of Incorporation (Exhibit to Cinergy's 1993 Form
               10-K).

*3.1.2         By-laws (Exhibit to Cinergy's October 15, 1998 Form 8-K).

  *4.2 Indenture, dated as of December 16, 1998 between Cinergy and the Trustee (Exhibit to Cinergy's 1998 10-K).

   5.1 Opinion of Taft, Stettinius & Hollister LLP with respect to the New Debentures.

  12.1         Computation of Ratio of Earnings to Fixed Charges.

 *21.1         Subsidiaries of Cinergy (Exhibit to Cinergy's 1998 Form 10-K)

  23.1 Consent of Taft, Stettinius & Hollister LLP (contained in their opinion filed as Exhibit 5.1).

  23.2         Consent of Arthur Andersen LLP.

  24.1         Powers of Attorney.

  24.2         Certified copy of a resolution of Cinergy's Board of Directors.

  25.1         Statement of Eligibility of Fifth Third Bank on Form T-1.

  99.1         Form of Letter of Transmittal.

  99.2         Form of Notice of Guaranteed Delivery.

  99.3         Form of Letter to Clients.

  99.4         Form of Letter to Nominees.

  99.5 Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner.
---------
* Incorporated by reference as indicated.